EXHIBIT 16.5

                           May 20, 2005


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:  PocketSpec Technologies, Inc.

Dear Sirs:

We have read Item 4 of PocketSpec Technologies Inc.'s Form 8-KA, dated May 20, 2005, and are in agreement with the statements contained therein as they relate to us.

Very truly yours,



/s/ HEIN & ASSOCIATES
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HEIN & ASSOCIATES LLP